Exhibit 7.01

Pacific Green Provides Business Activities Update

DELAWARE - June 12, 2020 - Pacific Green Technologies, Inc. (the “Company” or “PGTK”, OTCQB: PGTK), developer of the ENVI-MarineTM emission control system (the “System”), today provides an update on the impact of the Pandemic on its business activities.

Since entering the marine sector, the Company has delivered 86 ENVI-MarineTM Systems to its customers, with another 56 ENVI-MarineTM Systems contracted to be delivered in 2020 and 2021. Travel restrictions resulting from the Pandemic have impeded the Company’s ability to enter and exit shipyards. The Company has postponed 32 ENVI-MarineTM System installations to 2021 to accommodate client and supplier needs but has received no ENVI-MarineTM System cancellations as a result of the Pandemic.

The Company can report the successful registration in China of its joint venture company with partner PowerChina SPEM. The joint venture, along with the ongoing integration of Shanghai Engin Digital Technology Co. Ltd., (“Engin”), which was acquired by PGTK in December 2019, has positioned the Company to take advantage of the rapidly growing renewables market around the world in concentrated solar power (CSP), desalination and waste-to-energy (WtE).

The Company is also pleased to announce that it has made significant progress in developing its business relationships in India. By 2022, an additional 175 GW of electrical capacity in India is forecasted to require Flue Gas Desulphurization (FGD) (source: Centre for Science and Environment, India), which PGTK’s efficient ENVI-CleanTM Systems are well suited to deliver.

The Company has continued its obligation to maintain shareholder value on behalf of its shareholders. The Company has embarked on an aggressive cost-cutting campaign and restructured its operations to maintain its strong financial position despite the global economic strain and uncertainty created by the Pandemic.

Scott Poulter, Chief Executive, said:

“We have been working hard with our clients and suppliers to ease the collective strain that the Pandemic has imposed on our business and the business of our partners and stakeholders.

We are pleased to see increasing interest in our newly acquired solar and desalination technologies across a number of different regions. These opportunities will compliment our highly-efficient emission control technologies, which have allowed us to target the massive FGD and WtE markets.

The Pandemic has had a devasting effect on lives and livelihoods. Hopefully, the world will take a new look at how we live and how we treat our environment as the two should go hand in hand”.

About Pacific Green Technologies, Inc.

Pacific Green Technologies, Inc. (PGTK) is focused on addressing the world’s need for cleaner and more sustainable energy. The company’s strategy is to build through organic development and acquisition, a portfolio of patented competitive cutting-edge technologies designed to meet the growing market for renewables and increasingly stringent environmental standards.

For more information, visit PGTK’s website:

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Pacific Green Technologies, Inc.
8 The Green, Suite #10212, Dover, Delaware 19901
www.pacificgreentechnologies.com

www.pacificgreentechnologies.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the ongoing effects of the pandemic on delays and orders regarding Pacific Green’s emission control system, potential business developments in India and future interest in our solar and desalination technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of the JV with POWERCHINA SPEM, and the ongoing impact of the pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO

Pacific Green Technologies

T: +1 (302) 601-4659

SOURCE: Pacific Green Technologies, Inc.

{W0396498}
Pacific Green Technologies, Inc.
8 The Green, Suite #10212, Dover, Delaware 19901
www.pacificgreentechnologies.com